Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call

Third Quarter 2025 Financial Results

October 30, 2025

Welcome: George Karamanos

Welcome to our Q3 conference call. Riley McCormack, our CEO, and Charles Beck, our CFO, are with me on the call. On the call today, we will provide a business update and discuss Q3 2025 financial results. This will be followed by a question and answer forum. We have posted our prepared remarks in the investor relations section of our website and will archive this webcast there. For those of you dialing in, this is a reminder that we are simulcasting a presentation that Riley and Charles will walk through today.  If you would like to follow along with the slides, I would encourage you to join our webcast as referenced in our earnings press release shared earlier today.

Safe Harbor Statement

Before we begin, let me remind everyone that today's discussion contains forward-looking statements that have risks and uncertainties. Please refer to our press release for more information on the specific risk factors that could cause actual results to differ materially.

Riley will now provide a business update.

Business Update: Riley McCormack

Slide 3

Thank you, George, and hello everyone.

On this call, we will walk through Digimarc’s Q3 performance, highlight our strategic progress across product innovation and commercial execution, share updates on our financial metrics such as ARR and cash burn, and provide clarity on where we are focused heading into the last quarter of the year.

In Q3, we made significant progress in advancing towards widespread adoption of our gift card solution and closed multiple upsell opportunities in the product authentication space, including our expansion to a 6th country with a global tobacco company.  We quickly turned an inbound inquiry from a major pharmaceutical company into a paid pilot for a novel application of our product authentication solution that – depending on pilot results – may have wide applicability not only across other pharmaceutical companies but additional industries as well. We launched a revolutionary new digitized security label solution to help brands upgrade from analog, easy-to-replicate, and low value-add holograms.  And we made significant progress advancing our digital authentication offerings while in parallel growing pipeline, setting ourselves up to take full advantage of this nascent and exciting market in 2026 and beyond.

We also continued to harvest the benefits of our recently completed corporate reorganization.  Operationally, it has allowed us to increase our focus on the areas most likely to deliver the scalable and repeatable business we must always focus on delivering.  Financially, the reorganization has resulted in a meaningful reduction in operating expenses and cash usage, and we remain on track to deliver positive free cash flow and positive non-GAAP net income in Q4 2025, even with our recent decision to invest in more resources to accelerate growth in our focus areas of retail loss prevention and digital authentication.

Slide 4

As has been shared previously, our three focus areas are retail loss prevention, product authentication, and digital authentication. We have several significant ARR generation opportunities in front of us, such as protecting the world’s gift cards, that exhibit strong demand-pull characteristics with the goal of much quicker time-to-revenue relative to some of our identification use cases.

The decision to focus our time and resources on these three core areas was supported by deep market research, validated by customer feedback, and further confirmed independently by work we commissioned from our consulting partners.  With that said, we remain firm believers in our positioning and our ability to execute on the various ecosystem-driven opportunities as they eventually become ripe enough to actively pursue.

Slide 5

Our greatest near-term opportunity is retail loss prevention, and more specifically, our gift card solution.  On this front, we made substantial progress in our march towards gaining widespread adoption, aided in large part by the industry’s hyper-focus on finding a solution to the fraud that is creating an existential threat to their business.

The global gift card industry is estimated to represent approximately $1 trillion of stored value, having reached this impressive milestone due to the many benefits these cards provide all stakeholders, most importantly consumers.  Unfortunately, this large market opportunity has not escaped the attention of sophisticated, state-sponsored bad actors, and industry growth is currently being negatively impacted by the ever-more advanced attacks targeting this global currency.

Digimarc’s 28-year history working with the world’s central banks to protect the vast majority of banknotes in circulation worldwide, combined with our decade-plus experience at retail front-of-store, ideally positions us to help this industry re-accelerate its growth.

In addition to reducing fraud, and the many direct – and indirect – costs of that fraud being borne by brands, retailers, and consumers, our solution also allows the entire industry to improve the marketing, merchandising, and gift-ability of gift cards.  These three elements were critical pillars of the industry’s historic growth, and all three have been negatively impacted by existing security solutions.  Along with fraud reduction, the ability for the industry to reinvest in these three pillars to yet again supercharge sales is becoming another selling point of our solution.  Our solution also allows for reduced packaging waste and improved sustainability, a value proposition that is resonating with some iconic, global brands, and is compliant with the ever-increasing number of regulations being put in place, most front of mind currently in the US are the Maryland and New Jersey laws.

As more industry participants are exposed to our solution, additional benefits become clear — a wonderful by-product of being the first adaptable, extensible, and technology-driven security layer in this dynamic industry. We provide a solution that is more secure than the highest security solutions on market today while allowing the industry to regain the use of the powerful growth tools they’ve had to abandon these past few years.

Turning now to the results from our initial rollout, the first Digimarc-protected gift cards reached shelves in August.  Major brands participating included Target, Home Depot, Nordstrom, and Blackhawk Network multi-retailer cards. The response has been extremely positive and all KPIs have been easily surpassed.  These KPIs include multiple metrics measuring the effectiveness of our solution plus our impact on the industry’s operational efficiency.  As we’ve shared in the past, one of the most powerful facets of this opportunity is that laggards in the adoption of our gift card solution will bear the compounded costs of an increasing percentage of an ever-increasing amount of fraud.  We (and our partners) believe this positions us for a powerful demand-pull dynamic.

The detailed results of our initial rollout have been widely shared within the industry and we expect multiple major retailers to start selling Digimarc-protected gift cards within the next 2 quarters, carrying an expanded number of Closed Loop brands as well as initial Open Loop cards.  As a reminder, Closed Loop cards are gift cards that can only be redeemed at specific retailers.  Open Loop cards are issued by the credit card companies and can be redeemed at any location where that credit card is accepted.

Slide 6

As a reminder, we intend to predominantly sell our solution to gift card manufacturers, who will apply our technology during their normal printing process before delivering the cards as they currently do today. We have built our Go-To-Market strategy around trying to solve for two often-conflicting goals: providing a revolutionary new solution and minimizing impact on the ecosystem’s existing workflow. I think the team has done an incredible job of doing just that.

We are currently in commercial discussions with 8 gift card manufacturers (as well as one additional direct customer).  These discussions are being shaped – as they always are -- by our desire to be an excellent partner to the industry, and thus balance a) the dynamic that laggards in adoption will likely bear compounding costs of fraud and b) the immediacy of a much broader rollout.  Our plan is to ensure we contract for enough 2026 committed annual capacity so we can credibly address burgeoning industry concerns about whether there will be adequate capacity to avoid the potential for “involuntary laggards” and then quickly move from commercial discussions to working with our initial partner(s) to flawlessly execute on the expected impending ramp of Digimarc-protected gift card production.  The timelines to deliver this large ramp are very tight, and therefore our goal is to quickly move through the contracting stage and to only contract with a small subset of these 8 printers right now as we believe with the right partners, we can strike the optimal balance between our two goals.

Slide 7

Turning now to our product authentication solutions, we closed multiple upsell deals with existing Digimarc Validate customers, reflecting both increased contract value and the expansion of our solution to new geographies and new brands, including the expansion of our solution into the 6th country of a global tobacco company with operations in approximately 175 more countries. As we have repeatedly stated, when we solve our customers’ most-challenging problems, we expect to be an upsell and cross-sell company for a long time.

We also closed a paid pilot with a major pharmaceutical company that approached us with a pressing problem they had been unable to solve using other means.  I am proud of how quickly and deeply the team diligenced the problem, allowing them to find a potential solution using existing Validate capabilities. I am equally as excited for us to successfully execute on the pilot, because if we can indeed solve this problem, our solution should be widely applicable across the entire pharma vertical, and other verticals as well.

We also launched a revolutionary new digitized security label solution to help brands upgrade from analog, easy-to-replicate, and low value-add holograms.  This label can be authenticated by consumers and field agents with mobile or other devices, providing deterministic B2B or B2C authentication with analytics all in one place.

Slide 8

Touching now on our digital authentication solutions, as mentioned on our last three calls, we chose to be conservative about this area’s contribution to 2025 ARR.  We made this decision to help ensure we remain focused on optimizing our work in this area for the long term as opposed to making decisions that might lead to short term revenue but would come at the cost of our ultimate potential scale. Not only did we exceed our annual target in the first 6 months of the year as we shared last quarter, but we are now in a position to harvest the fruits of this decision in 2026 and beyond.

The twin catalysts of the relentless advance of AI models and agents and the rapid progression of content credentials have created a wave of awareness and urgency for a robust, scalable, secure, and imperceptible perpetual and deterministic solution to address the many trust and authenticity problems growing in the digital world.  We expect this space to continue its recent noteworthy growth and evolution. While some of the nascent digital use cases might be served – at least in the interim – with “good enough” offerings, what has become apparent to us in the last few months is that the aforementioned twin catalysts are opening the market for use cases where “good enough” just simply will not do. Our technology, our history, our credibility, our expertise, our experience, and our first-to-market with – and co-leadership of – the digital watermarking component of the C2PA standard are all coalescing to ensure we are well positioned to surf this ever-growing wave.  We pioneered this space. This is quite literally what we were born to do.  And the market is finally here.

After deep analysis across three vectors: market demand, our technological differentiation, and buyer synergy, we have narrowed our focus in the digital authentication space to four use cases (multiple flavors of leak detection, internal compliance, piracy prevention, and royalty monitoring).  Our pipelines of both opportunities and partners are growing prior to widespread marketing efforts, and we are now resourcing this area with the expectation it will be a significant contributor to our 2026 growth (and beyond).

Slide 9

We are confident in the opportunities provided in our three key focus areas and are excited by the results our increased focus is already beginning to deliver. Ecosystem-based sales are great because of their size, but the sales cycles can be slow, expensive, and multiple constituencies must adopt before meaningful ROI is unlocked. Our strategic shift allows for the building of a scalable and repeatable business where we can fail fast, iterate, and win often…and allow these massive, but not-yet-quite-ripe for the picking opportunities to provide the potential for another layer of tomorrow’s growth.

I will now turn the call over to Charles to discuss our financial results.

Financial Results: Charles Beck

Slide 11

Thank you, Riley, and hello everyone.

Ending ARR1 for Q3 was $15.8 million compared to $18.7 million for Q3 last year. The decrease reflects $3.5 million from the DRS contract that lapsed in Q2 this year. Excluding this headwind, ARR grew $600 thousand year-over-year. That growth, however, was largely muted by higher other customer churn and our choosing to be strategically price-aggressive on products outside of our focus areas. As I have stated previously, we expected these impacts as we sharpened our go-to-market focus. We believe the churn is now largely behind us except for the renegotiation of the retailer contract we mentioned last quarter, which will reduce ARR by $3.1 million in the fourth quarter. Despite this headwind, we expect ARR to trough in Q4'25, and to re-accelerate thereafter into 2026, largely from increasing penetration of our gift card solution and growth in digital authentication.

Slide 12

Total revenue was $7.6 million, a decrease of $1.8 million or 19% from $9.4 million in Q3 last year.

Subscription revenue, which accounted for 60% of total revenue for the quarter, decreased 13% from $5.3 million to $4.6 million. The decrease largely reflects the impact of the expired DRS contract I referenced on the prior slide.

Service revenue decreased 27% from $4.2 million to $3.1 million, reflecting lower government service revenue from the Central Banks, as expected given the lower 2025 program budget we have discussed on prior earnings calls, and no revenue from HolyGrail recycling projects in Q3 of this year as the projects concluded earlier this year.

Subscription gross profit margin2 was 86% for the quarter, flat with Q3 last year. On the last earnings call, I shared that we expected to see a downward blip in our subscription margins for anticipated costs we would incur to migrate our customers from legacy platforms to Illuminate. Due to some incredible work from our team, we actually saw an immediate reduction in our costs with subscription costs decreasing 13% year-over-year. We expect to generate additional savings as we continue our work.

Service gross profit margin2 was 57% for the quarter, down 4 points from 61% in Q3 last year. The decrease was due to a more favorable mix of revenue and costs last year. As a reminder, we expect service gross profit margin to typically be in the mid-50’s.

Operating expenses were $12.8 million for the quarter, down $4.5 million or 26% from $17.3 million in Q3 last year. The large reduction in costs reflects lower compensation costs due to the reorganization in Q1 this year and lower other cash costs from our streamlining efforts. We still expect even more cost savings in Q4 from our streamlining efforts as not all the benefits were fully realized in Q3.

Non-GAAP operating expenses, which exclude non-cash and non-recurring items, were $8.6 million for the quarter, down $5.5 million or 39% from $14.1 million in Q3 last year. Again, the decrease is due to the impact of the reorganization and streamlining efforts.

Net loss per share for the quarter was 38 cents versus 50 cents in Q3 last year. Non-GAAP net loss per share for the quarter was 10 cents versus 28 cents in Q3 last year.

We remain on track to generate positive non-GAAP net income in Q4, even with our recent decision to invest in more resources to accelerate growth in our focus areas of retail loss prevention and digital authentication.

Slide 13

Regarding cash flow, we ended the quarter with $12.6 million in cash and short-term investments. Free cash flow3 usage was down considerably from $7.3 million in Q3 last year to $3.1 million in Q3 this year, a decrease of $4.2 million or 58%. The decrease largely reflects the significant reduction in our total expenses.

Slide 14

Looking forward, we remain on track to deliver positive free cash flow in Q4 despite our recent decision to invest in more resources to accelerate growth in our focus areas of retail loss prevention and digital authentication. Looking further ahead, we expect to rebuild our cash balance via operating cash flow throughout 2026.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-Q that will be filed with the SEC.

I will now turn the call back over to Riley for final remarks.

Final Remarks: Riley McCormack

Slide 15

Thank you, Charles.

In the wake of the relentless acceleration of AI models and agents, a vacuum of trust and authenticity is being created. Trust is fast becoming the only currency that matters, and the future will belong to companies that make that currency scalable.  We believe Digimarc is ideally positioned to lead that charge.  We are focused on delivering a future where humans and intelligent systems alike can verify what’s real, protect what matters, and move forward with confidence.  We are focused on filling the ever-expanding vacuum by positioning ourselves to deliver trust in every interaction, spanning both the physical and digital worlds. We are building the trust layer for the modern world, a layer that is needed more now than ever and is forming a massive opportunity we were created to deliver.

Operator, we will now open the call for questions.

1 Annual Recurring Revenue (ARR) is a company performance metric calculated as the aggregation of annualized subscription fees from all of our commercial contracts as of the measurement date.

2 Subscription and Service gross profit margins exclude amortization expense on acquired intangible assets.

3 Free cash flow includes cash used in operating activities, the purchase of property and equipment and capitalized patent costs.